EXHIBIT 99.1

OXiGENE Announces Results of Promising Preclinical Studies at 2014 AACR Conference

SOUTH SAN FRANCISCO, Calif., April 7, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, today announced results from three preclinical studies related to its ongoing research and development programs. The data are being presented this week at the Annual Meeting of the American Association for Cancer Research (AACR) in San Diego, California.

"Results of these three preclinical studies underscore the value of our earlier stage pipeline of novel anti-cancer therapies, which we believe represent important assets for our company," said Peter Langecker, M.D., Ph.D., Chief Executive Officer at OXiGENE. "We have long recognized the excellent potential for combination approaches with our vascular disrupting agent product candidates, ZYBRESTAT® and OXi4503, which is supported by data presented at AACR regarding use of vascular modifying agents in conjunction with radiation. The data from our collaborators at Aarhus University, Baylor University, and the University of Florida regarding the cathepsin L inhibitor research program are also of particular interest, as they further elucidate the role of this enzyme class and its targeting in tumor growth and metastasis, and strongly suggest that additional development of these highly specific inhibitors is warranted."

Results from the three poster presentations are summarized as follows:

  Vascular-based Strategies for Enhancing Tumour Response to Radiation Administered in a Stereotactic Schedule (Abstract #850; Horsman and Wittenborn): In this study, OXi4503, a dual-action vascular disrupting agent, was administered to a preclinical model of breast cancer along with a stereotactic (i.e., highly focused on the tumor) radiation schedule plus mild temperature hyperthermia to enhance tumor response. The study demonstrated that OXi4503 potentiated the effects of radiation, with the greatest effect from the combination of complementary vascular modifying agents, suggesting OXi4503's potential as a radiosensitizing agent.

  Assessment of Anti-Tumour Activity of the Cathepsin L Inhibitor, KGP94 (Abstract #1816; Wittenborn et al.): This study evaluated the anti-tumor activity and pharmacokinetics of a small-molecule cathepsin L inhibitor (KGP94) in models of breast and squamous cell head and neck cancer. Results showed that a cathepsin L inhibitor significantly delays tumor growth particularly in the early stages of tumor development.

  In-vivo Evaluation of the Anti-metastatic Efficacy of Small Molecule Cathepsin L Inhibitor KGP94 in a Prostate Cancer Model (Abstract #4030; Sudhan and Siemann): This study evaluated the anti-metastatic and anti-bone resorptive activity of a cathepsin L inhibitor (KGP94) in a preclinical model of prostate cancer. The data suggested that small molecule cathepsin L targeting could significantly reduce metastatic dissemination of prostate cancer cells and impair bone resorption, thus potentially improving prognosis.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, ZYBRESTAT®, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to its clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of its programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

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